UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

United Development Funding Income Fund V

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas

76051

(Address of principal executive offices)

(Zip Code)

(214) 370-8960

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 1, 2014, United Development Funding Income Fund V, a Maryland real estate investment trust (“UDF V”), entered into a loan agreement to provide a $10,660,000 land development loan (the “Loan”) to CTMGT Frisco 113, LLC, an unaffiliated Texas limited liability company (“Borrower”).   The Loan is evidenced and secured by a first lien deed of trust to be recorded against 81 acres of entitled residential land in Collin County, Texas, a promissory note, assignments of builder lot sale contracts, and other loan documents.  The Loan is guaranteed by the principals of the Borrower.  The proceeds of the loan will be used to refinance the Borrower’s land acquisition and to develop the 81 acres into single family residential lots for sale to homebuilders. The annual interest rate under the Loan is the lower of 13% or the highest rate allowed by law.  The Loan matures and becomes due and payable in full on December 1, 2017. During the Loan term, Borrower is required to pay down the Loan by paying over to UDF V all net proceeds of land and lot sales. Payments on the Loan will be generally applied first to accrued interest, and then to principal. The loan documents contain representations, warranties, covenants, and provisions for events of default that are typical for loans of this nature. As of December 1, 2014, UDF V had funded $1,072,435 to the Borrower under the Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: December 4, 2014	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer